UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2014

Identiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39300 Civic Center Drive, Suite 160 Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 31, 2014, Identiv, Inc. (“Identiv” or the “Company”), in connection with ongoing restructuring efforts, entered into Amendment No. 1 to the Employment Agreement (the “Amendment”) with Lawrence Midland, Identiv’s President. Under the terms of the Amendment, Mr. Midland has agreed to resign his position as President of the Company, as well as all other executive positions held by him with the Company and/or any of its subsidiaries. Also effective July 31, 2014, Jason Hart, the Company’s Chief Executive Officer, has been appointed as President.

In accordance with the terms of his Employment Agreement, as amended, Mr. Midland is entitled to receive his current base salary for a period of 12 months, ending July 31, 2015 (the “Termination Date”). In addition, Mr. Midland is entitled to receive a pro-rated amount of his bonus for 7 months, ending July 31, 2014. Mr. Midland has agreed to waive any future right or entitlement to any performance or incentive bonus as provided under his Employment Agreement or otherwise in connection with the Company’s compensation plans as in effect from time to time prior to the Termination Date. Any stock options and restricted stock units granted to Mr. Midland prior to or as of the Termination Date, which remain unvested as of such date, shall thereupon become fully vested; all unexercised options will expire two years after the Termination Date. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Amendment, a copy of which is filed with this Report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Employment Agreement, dated March 18, 2014, by and among Lawrence Midland and Identiv, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIV, INC.

August 4, 2014	By:	/s/ Brian Nelson
Brian Nelson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Employment Agreement, dated March 18, 2014, by and among Lawrence Midland and Identiv, Inc.